Exhibit 99.2

Based upon the revised revenue and direct operating expense amounts above and estimated 2012 production of 1,059 MBoe for the RSP properties, we would estimate the unaudited pro forma consolidated financial information in the table below summarizes the results of operations of the Company as though the acquisitions from RSP and Celero had occurred as of the beginning of the period presented. The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisitions had taken place at the beginning of the earliest period presented or that may result in the future. The pro forma adjustments made were based on certain assumptions that Resolute believed were reasonable based on the available information.

The estimated unaudited pro forma financial information for the year ended December 31, 2012 combine the historical results of the RSP and Celero assets and Resolute (in thousands, except per share amounts):

2012
Total revenue	$362,355
Revenue in excess of operating expenses	218,815
Net income	30,381
Basic and diluted net income per share	$0.51